UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND

VALUE MAXIMIZATION WELCOMES CHAIRMAN LICHTENSTEIN’S ABOUT

FACE AND BELATED CONCESSION TO PUBLICLY RELEASE

RESULTS OF INTERNAL INVESTIGATION INTO HIS MISCONDUCT

EL SEGUNDO, Calif., May 4, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its Independent Directors) today issued the following statement:

“We are pleased that Executive Chairman Warren Lichtenstein has finally reversed course and conceded the need to release the results of the internal investigation into his misconduct and violations of company policy and Code of Conduct. It is unfortunate for stockholders that it took three months of lobbying on our part and a hearing before the Delaware Court of Chancery for him to accede to stockholders’ demands for transparency. We look forward to this important information being made available to stockholders.”

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. On June 3, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company (the “Solicitation Statement”).

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation Statement, any amendments or supplements to the Solicitation Statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of agent designations from stockholders. Information about the participants is set forth in the Solicitation Statement, which is available for free at the SEC’s website at www.sec.gov.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com